Filed pursuant to Rule 433
Dated October 24, 2016

Relating to
Pricing Supplement No. 1,123 dated October 24, 2016 to
 Registration Statement No. 333-200365
Global Medium-Term Notes, Series G

Euro Floating Rate Senior Registered Notes Due 2022
Euro Fixed Rate Senior Registered Notes Due 2026

Euro Floating Rate Senior Registered Notes Due 2022
Issuer:	Morgan Stanley
Principal Amount:	€1,250,000,000
Maturity Date:	January 27, 2022
Trade Date:	October 24, 2016
Original Issue Date (Settlement):	October 27, 2016 (T+3)
Interest Accrual Date:	October 27, 2016
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	€1,245,625,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.70%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 27, April 27, July 27 and October 27, commencing January 27, 2017
Initial Interest Rate:	The Base Rate plus 0.70%; to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding the Original Issue Date
Initial Interest Reset Date:	January 27, 2017
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, in whole but not in part, on January 27, 2021, on at least 15 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus. If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the UK Listing Authority and for admission to trading on the London Stock Exchange’s Regulated Market after the original issue date. No assurance can be given that such applications will be granted.

ISIN:	XS1511787407

Common Code:	151178740
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the above-referenced pricing supplement. MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Euro Fixed Rate Senior Registered Notes Due 2026
Issuer:	Morgan Stanley
Principal Amount:	€1,500,000,000
Maturity Date:	October 27, 2026
Trade Date:	October 24, 2016
Original Issue Date (Settlement):	October 27, 2016 (T+3)
Interest Accrual Date:	October 27, 2016
Issue Price (Price to Public):	99.067%
Agents’ Commission:	0.450%
All-in Price:	98.617%
Net Proceeds to Issuer:	€1,479,255,000
Interest Rate:	1.375% per annum
Interest Payment Period:	Annual
Interest Payment Dates:	Each October 27, commencing October 27, 2017
Day Count Convention:	Actual/Actual (ICMA)
Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the UK Listing Authority and for admission to trading on the London Stock Exchange’s Regulated Market after the original issue date. No assurance can be given that such applications will be granted.

ISIN:	XS1511787589
Common Code:	151178758
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the above-referenced pricing supplement. MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the

United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement dated November 19, 2014
Prospectus dated February 16, 2016

References in the Prospectus Supplement to the Prospectus dated November 19, 2014 shall refer to the Prospectus dated February 16, 2016.